Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Amendment No. 2 to Form F-4 of Scorpio Tankers Inc. of our report dated March 24, 2017 relating to the financial statements of Navig8 Product Tankers Inc, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers AS

Oslo, Norway

August 7, 2017